Exhibit 99

Chemed Corporation’s Board of Directors Authorizes an Additional $100 Million for Stock Repurchase – Declares Quarterly Dividend of 18 Cents

CINCINNATI--(BUSINESS WIRE)--February 20, 2013--Chemed Corporation (NYSE:CHE) announced today that the Board of Directors has formally authorized an additional $100 million for stock repurchase under Chemed’s existing share repurchase program. These share repurchases will be funded through a combination of cash generated from operations as well as utilization of its revolving credit facility.

The Board of Directors also declared a quarterly cash dividend of 18-cents per share on the Company’s capital stock, payable on March 22, 2013, to shareholders of record as of March 4, 2013. This represents the 167th consecutive quarterly dividend paid by Chemed in its 41 years as a public company.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

CONTACT:
Chemed Corporation
David P. Williams, 513-762-6901